As filed with the Securities and Exchange Commission on December 6, 2022

Registration No. 333-261338

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT (REG. NO. 333-261338)

UNDER

THE SECURITIES ACT OF 1933

SWITCH, INC.

(Exact name of registrant as specified in its charter)

Nevada	82-1883953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7135 S. Decatur Boulevard Las Vegas, NV	89118
(Address of Principal Executive Offices)	(Zip Code)

Thomas Morton

President and Chief Legal Officer

Switch, Inc.

7135 S. Decatur Boulevard

Las Vegas, Nevada 89118

(Name and address of agent for service)

(702) 444-4111

(Telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck	Thomas Morton
Daniel E. Rees	President and Chief Legal Officer
Latham & Watkins LLP	Switch, Inc.
650 Town Center Drive, 20th Floor	7135 S. Decatur Boulevard
Costa Mesa, CA 92626	Las Vegas, NV 89118
(714) 540-1235	(702) 444-4111

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by Switch, Inc., a Nevada corporation (the “Registrant”):

•

Registration Statement on Form S-3 (No. 333-261338), filed with the SEC on November 24, 2021, pertaining to the resale by the selling stockholder named therein of 1,404,495 shares of Class A Common Stock, par value $0.001 per share, of the Registrant.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister all securities that remain unsold under the above-referenced Registration Statement.

On December 6, 2022, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 11, 2022, by and among Switch, Ltd., a Nevada limited liability company (“Company Ltd.”), Sunshine Merger Sub, Ltd., a Nevada limited liability company and a direct wholly owned subsidiary of the Registrant (“Company Merger Sub”), Sunshine Bidco Inc., a Delaware corporation (“Parent”), Sunshine Parent Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Parent Merger Sub”), and the Registrant, Parent Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”) and Company Merger Sub merged with and into Company Ltd., with Company Ltd. continuing as the surviving entity (the “LLC Merger” and, together with the Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offering, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on December 6, 2022.

SWITCH, INC.

By:	/s/ Thomas Morton
Thomas Morton
President and Chief Legal Officer (principal financial officer and principal accounting officer)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement, in reliance upon Rule 478 under the Securities Act of 1933, as amended.